Exhibit 99.1

Verastem Oncology Reports Third Quarter 2025 Financial Results and Highlights Recent Business Updates

Achieved AVMAPKI™ FAKZYNJA™ CO-PACK net product revenue of $11.2 million

VS-7375 cleared first two monotherapy dose levels with no dose-limiting toxicities reported; no nausea, vomiting or diarrhea greater than Grade 1 were observed

Enrollment initiated for VS-7375 in combination with cetuximab in patients with advanced KRAS G12D mutant solid tumors, including colorectal cancer

Ended Q3 2025 with $137.7 million in cash and cash equivalents; with expected product revenue and exercise of cash warrants, Company cash runway would extend into the second half of 2026

Company to host a conference call and webcast today at 8:00 a.m. ET

BOSTON--(BUSINESS WIRE)—Nov. 4, 2025--Verastem Oncology (Nasdaq: VSTM), a biopharmaceutical company committed to advancing new medicines for patients with RAS/MAPK pathway-driven cancers, today announced business updates and reported financial results for the third quarter ended September 30, 2025.

"Our performance in Q3, which was the first full quarter since our accelerated approval and launch of AVMAPKI FAKZYNJA CO-PACK, exceeded expectations with net revenue of over $11 million and demonstrated the strength of our growing commercial business and consistent adoption by both academic and community oncologists for the first treatment approved by the FDA specifically for patients with KRAS- mutated recurrent LGSOC,” said Dan Paterson, president and chief executive officer of Verastem Oncology. “As we continue to build on this momentum and the fundamentals we have put into place to guide our commercial business, we’re simultaneously advancing our broader strategic priorities, and are very pleased with the progress of our clinical pipeline programs. Particularly for our KRAS G12D (ON/OFF) inhibitor, VS-7375, preliminary safety, tolerability, and anti-tumor activity are promising, and we believe in line as a potential best-in-class option for patients with pancreatic, lung, and other KRAS G12D-mutated solid tumor cancers. As we move ahead with opening the combination cohort with VS-7375 and cetuximab, we look forward to several important data readouts in the first half of 2026 that we believe will further demonstrate the breadth of our RAS/MAPK pathway-driven approach.”

Third Quarter 2025 and Recent Updates

AVMAPKI™ FAKZYNJA™ CO-PACK (avutometinib in combination with defactinib) U.S. Launch

•	Achieved net product revenue of $11.2 million in the first full quarter of the launch.

•	Prescriptions for patients are being received from both academic and community centers, including both repeat prescriptions from physicians prescribing to multiple patients and refills for individual patients.

•	There has been broad payer coverage and reimbursement since launch.

Avutometinib and Defactinib Combination in LGSOC

•	In the ongoing Phase 3 RAMP 301 confirmatory trial, planned enrollment of the targeted 270 patients was completed a full quarter early.

•	A pre-planned Interim Analysis (IA) by an Independent Data Monitoring Committee (IDMC) was conducted for RAMP 301, and the IDMC recommended a modest one-time increase in enrollment. Based on the current total enrollment achieved to date, an additional 29 patients will be added across KRAS mutation status. The Company remains blinded to the IA results.

•	Preliminary safety and efficacy data from the Phase 2 RAMP 201J trial in Japan was accepted as an E-Poster (EP228/ #371) at the International Gynecologic Cancer Society (IGCS) 2025 Annual Meeting. In the published abstract, with a data extract date of April 11, 2025, no dose limiting toxicities were observed, and avutometinib and defactinib drug exposure levels were comparable to those observed in the global RAMP-201 study. Additional data, including efficacy (response rates) and updated safety will be available on November 5, 2025, when the embargo lifts.

Key Milestone:

•	Expect to complete patient enrollment of the IDMC recommended increase in Q1 2026.

VS-7375, an Oral KRAS G12D (ON/OFF) Inhibitor, in Advanced Solid Tumors

•	Announced a preliminary update on the Phase 1/2a monotherapy dose escalation trial of VS-7375 in patients with previously treated advanced KRAS G12D mutant solid tumors on Oct. 23, 2025.

o	In the study, VS-7375 cleared both the 400 mg daily (QD) and the 600 mg QD monotherapy doses with no dose-limiting toxicities (DLTs) observed. At the two dose levels evaluated in the U.S. cohort, no nausea, vomiting, or diarrhea greater than Grade 1 were reported. In addition, no new safety signals have been observed relative to earlier data presentations in both pancreatic ductal adenocarcinoma (PDAC) and non-small cell lung cancer (NSCLC) by our partner, GenFleet Therapeutics, in its ongoing Phase 1/ 2 clinical study in China evaluating VS-7375 (known as GFH375). The Company’s dose escalation study continues with evaluation of the monotherapy 900 mg QD dose level.

o	Of the five efficacy evaluable patients in the VS-7375-101 study with at least one scan, four out of five patients have had a tumor reduction and are still on treatment. The remaining patients receiving either the 400 mg QD or 600 mg QD doses have not yet reached their first response assessment.

•	The Company also announced it has initiated patient enrollment for the first dose escalation combination cohort evaluating VS-7375 with cetuximab in patients with advanced solid tumors, including colorectal cancer.

•	Announced updated data from partner GenFleet Therapeutics’ Phase 1 /2 study of GFH375 in China that was featured in a late-breaking oral presentation at the European Society for Medical Oncology (ESMO) Congress on October 19, 2025.

o	Among 59 heavily pre-treated patients with PDAC who received one or more prior lines of therapy, an overall response rate (ORR) of 41% was achieved at the monotherapy recommended Phase 2 dose (RP2D) of 600 mg QD. A disease control rate (DCR) of 96.7% (57/59) was also reported with the majority of patients (91.5%) experiencing a reduction in target lesions.

o	Overall survival (OS) observed at month four was 92.2%. The median OS was not reached as of the data cutoff, with a median follow-up time of 5.65 months. The median progression-free survival (mPFS) was 5.52 months with a median follow-up time of 5.65 months and a 4-month PFS rate of 78.2%. At evaluation, 31 (47%) patients were still on treatment with the longest duration of treatment eclipsing one year (367 days). The safety profile in PDAC patients was consistent with the previously reported data at recent medical congresses.

•	Announced updated data from GenFleet’s Phase 1 /2 study of GFH375 in China that was featured in a mini oral presentation at the IASLC 2025 World Conference on Lung Cancer (WCLC) on September 8, 2025.

o	At the RP2D of 600 mg QD, the ORR was 68.8% (11/16) (both confirmed and unconfirmed) and the DCR was 93.8% (15/16). Among the 26 evaluable patients with NSCLC treated across all dose levels, the ORR was 57.7% (15/26) (both confirmed and unconfirmed) and the DCR was 88.5% (23/26).

•	GenFleet shared the following additional analyses on Oct. 27, 2025, from previously presented data at recent medical congresses evaluating GFH375 in both advanced KRAS G12D mutant PDAC and NSCLC:

o	In a subgroup analysis, 12 patients with 2L PDAC at 600 mg QD achieved an ORR of 58.3% and a DCR of 100%. In the 3L+ setting, 47 PDAC patients receiving 600 mg QD achieved an ORR of 36.2% and a disease control rate (DCR) of 95.7%. In the 2L subgroup, the mPFS and mOS have not been reached. An additional analysis of gastrointestinal disorders, hematological toxicities, and liver enzyme abnormalities in 2L+ patients with PDAC (n=66) at 600 mg QD showed no adverse events Grade ≥3 occured at rates above 8.0%.

o	In an analysis of pre-treated patients with NSCLC at 600 mg QD, the four-month PFS rate was >75% and the mPFS has not been reached. The median follow-up time was 4.2 months.

•	GenFleet also shared that the first patient has been dosed in a Phase 1b/2 study of GFH375 combined with cetuximab or chemotherapy for advanced solid tumors on October 22, 2025.

Key Milestones:

•	Plan to initiate the dose escalation cohorts in combination with chemotherapy for PDAC and with chemotherapy plus anti-PD-1 for NSCLC in Q4 2025.

•	Plan to report an interim safety and efficacy update on the Phase 1/2a trial of VS-7375 in 1H 2026.

•	Expect to select the RP2D and plan to initiate monotherapy expansion cohorts in advanced PDAC, NSCLC, and other KRAS G12D-mutated solid tumors in 1H 2026.

•	Expect to select the RP2D and plan to initiate combination expansion cohorts in CRC, PDAC, and NSCLC in 1H 2026.

•	Plan to engage with the FDA to discuss our development path forward, including potential registration-directed clinical trials in PDAC and NSCLC in 1H 2026.

RAMP 205: Avutometinib Plus Defactinib in Combination with Chemotherapy in First-Line Metastatic PDAC

•	Completed enrollment in the RAMP 205 expansion cohort in Q3 2025.

Key Milestone:

•	Expect to report an update on the safety and efficacy of the RAMP 205 expansion cohort with 29 patients at the RP2D in 1H26.

RAMP 203: Avutometinib Plus Defactinib in Combination with a KRAS G12C Inhibitor in NSCLC

•	Patients continue to be evaluated in both the doublet and triplet combination cohorts of the study.

Key Milestone:

•	Report an interim update on the safety and efficacy results in RAMP 203 from both the doublet and triplet combinations in Q4 2025.

Third Quarter 2025 Financial Results

Net product revenue for the three months ended September 30, 2025 (the “2025 Quarter”) was $11.2 million, compared to $0.0 million for the three months ended September 30, 2024 (the “2024 Quarter”). The Company began commercial sales of the AVMAPKI FAKZYNJA CO-PACK within the United States following receipt of FDA approval in May 2025.

Total operating expenses for the 2025 Quarter were $52.0 million, compared to $37.0 million for the 2024 Quarter. Cost of sales associated with product revenue was $1.7 million for the 2025 Quarter, compared to $0.0 for the 2024 Quarter.

Research & development expenses for the 2025 Quarter were $29.0 million, compared to $24.8 million for the 2024 Quarter. The increase of $4.2 million, or 16.9%, was primarily related to increased drug substance and drug product costs, increased contract research organization costs, and increased investigator trial costs.

Selling, general & administrative expenses for the 2025 Quarter were $21.0 million, compared to $12.3 million for the 2024 Quarter. The increase of $8.7 million, or 70.7%, was primarily related to commercialization costs required as part of the launch of AVMAPKI FAKZYNJA CO-PACK in KRAS-mutated recurrent LGSOC. This was comprised of increased consulting, personnel costs, and professional fees.

Net loss (GAAP basis) for the 2025 Quarter was $98.5 million, or $1.35 per share (basic and diluted), compared to $24.0 million, or $0.60 per share (basic and diluted) for the 2024 Quarter.

For the 2025 Quarter, non-GAAP adjusted net loss was $39.4 million, or $0.54 per share (diluted) compared to non-GAAP adjusted net loss of $35.3 million, or $0.88 per share (diluted), for the 2024 Quarter. Please refer to the GAAP to non-GAAP Reconciliation attached to this press release.

Verastem Oncology ended the third quarter of 2025 with cash, cash equivalents and investments of $137.7 million. With existing cash, product revenue, and exercise of cash warrants, Company has expected cash runway into the second half of 2026.

Conference Call and Webcast

Verastem will host a conference call and webcast today at 8:00 a.m. ET to review the third quarter 2025 financial results and recent business updates. To access the conference call, please dial ((888) 596-4144 (U.S.) or (646) 968-2525 (international) and enter the passcode 8194537 at least 10 minutes prior to the event start time. A live audio webcast of the call, along with accompanying slides, will be available under "Events & Presentations" in the Investor section of the Company's website, https://investor.verastem.com/events. A replay of the webcast will be archived and available following the event.

Use of Non-GAAP Financial Measures

To supplement Verastem Oncology’s condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company uses the following non-GAAP financial measures in this press release: non-GAAP adjusted net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude certain amounts or expenses from the corresponding financial measures determined in accordance with GAAP. Management believes this non-GAAP information is useful for investors, taken in conjunction with the Company’s GAAP financial statements, because it provides greater transparency and period-over- period comparability with respect to the Company’s operating performance and can enhance investors’ ability to identify operating trends in the Company’s business. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under GAAP, not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures for the three and nine months ended September 30, 2025 and 2024 are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AVMAPKI and FAKZYNJA Combination Therapy

AVMAPKI (avutometinib) inhibits MEK kinase activity while also blocking the compensatory reactivation of MEK by upstream RAF.  RAF and MEK proteins are regulators of the RAS/RAF/MEK/ERK (MAPK) pathway. Blocking RAF and/or MEK activates FAK, a key mediator of drug resistance. FAKZYNJA (defactinib) is a FAK inhibitor and together, the avutometinib and defactinib combination was designed to provide a more complete blockade of the signaling that drives the growth and drug resistance of RAS/MAPK pathway-dependent tumors.

The U.S. Food and Drug Administration (FDA) approved AVMAPKI™ FAKZYNJA™ CO-PACK (avutometinib capsules; defactinib tablets) for the treatment of adult patients with KRAS-mutated recurrent LGSOC who have received prior systemic therapy on May 8, 2025.  Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Verastem is conducting RAMP 301 (GOG-3097/ENGOT-ov81/GTG-UK) (NCT06072781), an international Phase 3 confirmatory trial evaluating the combination of avutometinib and defactinib versus standard chemotherapy or hormonal therapy for the treatment of recurrent low-grade serous ovarian cancer (LGSOC) with and without a KRAS mutation. Verastem is also evaluating avutometinib in combination with defactinib and other agents as a potential treatment for patients with advanced pancreatic cancer (RAMP 205; NCT05669482) and advanced KRAS G12C mutant non-small cell lung cancer (RAMP 203; NCT05074810). Avutometinib and defactinib are not approved by the FDA or any other regulatory authority, either in combination or with other therapies, for any of these investigative uses. Neither avutometinib nor defactinib are approved by the FDA or any other regulatory authority on a stand-alone basis for any use.

AVMAPKI FAKZYNJA CO-PACK U.S. Indication

Indication

AVMAPKI FAKZYNJA CO-PACK is indicated for the treatment of adult patients with KRAS-mutated recurrent low-grade serous ovarian cancer (LGSOC) who have received prior systemic therapy.

This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

Important Safety Information

Warnings and Precautions

•	Ocular Toxicities: Ocular toxicities, including visual impairment and vitreoretinal disorders, occurred. Perform comprehensive ophthalmic evaluation at baseline, prior to cycle 2, every three cycles thereafter, and as clinically indicated. Withhold AVMAPKI FAKZYNJA CO-PACK for ocular toxicities until improvement at the same or reduced dose. Permanently discontinue AVMAPKI FAKZYNJA CO-PACK for any grade 4 toxicity.

•	Serious Skin Toxicities: Skin toxicities, including photosensitivity and severe cutaneous adverse reactions (SCARSs) occurred. Adhere to concomitant medications. Monitor for skin toxicities and interrupt, reduce or permanently discontinue AVMAPKI FAKZYNJA CO-PACK based on severity, tolerability and duration.

•	Hepatotoxicity: Monitor liver function tests prior to each cycle, on day 15 of the first 4 cycles, and as clinically indicated. Withhold, reduce or discontinue AVMAPKI FAKZYNJA CO-PACK based on severity and persistence of abnormality.

•	Rhabdomyolysis: Monitor creatine phosphokinase prior to the start of each cycle, on day 15 of the first four cycles, and as clinically indicated. If increased CPK occurs, evaluate patients for rhabdomyolysis or other causes. Withhold, reduce or permanently discontinue AVMAPKI FAKZYNJA CO-PACK based on severity and duration of the adverse reaction.

•	Embryo-Fetal Toxicity: AVMAPKI FAKZYNJA CO-PACK can cause fetal harm. Advise patients of the potential risk to a fetus and to use effective contraception.

Adverse Reactions

The most common (≥ 25%) adverse reactions, including laboratory abnormalities, were increased creatine phosphokinase, nausea, fatigue, increased aspartate aminotransferase, rash, diarrhea, musculoskeletal pain, edema, decreased hemoglobin, increased alanine aminotransferase, vomiting, increased blood bilirubin, increased triglycerides, decreased lymphocyte count, abdominal pain, dyspepsia, dermatitis acneiform, vitreoretinal disorders, increased alkaline phosphatase, stomatitis, pruritus, visual impairment, decreased platelet count, constipation, dry skin, dyspnea, cough, urinary tract infection, and decreased neutrophil count.

Drug Interactions

•	Strong and moderate CYP3A4 inhibitors: Avoid concomitant use with AVMAPKI FAKZYNJA CO-PACK.

•	Strong and moderate CYP3A4 inducers: Avoid concomitant use with AVMAPKI FAKZYNJA CO-PACK.

•	Warfarin: Avoid concomitant use of AVMAPKI FAKZYNJA CO-PACK with warfarin and use an alternative to warfarin.

•	Gastric acid reducing agents: Avoid concomitant use of AVMAPKI FAKZYNJA CO-PACK with proton pump inhibitors (PPIs) or H2 receptor antagonists. If use of an acid-reducing agent cannot be avoided, administer FAKZYNJA 2 hours before or 2 hours after the administration of a locally acting antacid.

Use in Specific Populations

•	Lactation: Advise not to breastfeed.

•	Fertility: May impair fertility in males and females.

Click here for full Prescribing Information.

About VS-7375, an Oral KRAS G12D (ON/OFF) Inhibitor

VS-7375 is a potential best-in-class, potent, and selective oral KRAS G12D dual ON/OFF inhibitor. VS-7375 is the lead program from the Verastem Oncology discovery and development collaboration with GenFleet Therapeutics. Verastem initiated VS-7375-101, a Phase 1/2a clinical trial, in June of 2025 in the U.S., with the potential to expand globally, that is evaluating the safety and efficacy of VS-7375 in patients with advanced KRAS G12D mutant solid tumors. Verastem announced in April 2025 that the U.S. Investigational New Drug (IND) application for VS-7375 was cleared.

About the GenFleet Therapeutics Collaboration

The collaboration with GenFleet Therapeutics aims to advance three oncology discovery programs related to RAS/MAPK pathway-driven cancers. The collaboration provides Verastem with an exclusive option to obtain a license for each of the three compounds in the collaboration after the successful completion of pre-determined milestones in a Phase 1 trial. Verastem selected VS-7375 (also known as GFH375), an oral KRAS G12D (ON/OFF) inhibitor, as its lead program in December 2023 and the license for VS-7375 that was exercised in January 2025 is the first one from this collaboration. The licenses would give Verastem development and commercialization rights outside the GenFleet markets of mainland China, Hong Kong, Macau, and Taiwan.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a biopharmaceutical company committed to developing and commercializing new medicines to improve the lives of patients diagnosed with RAS/MAPK pathway-driven cancers. Verastem markets AVMAPKI™ FAKZYNJA™ CO-PACK in the U.S. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including RAF/MEK inhibition, FAK inhibition, and KRAS G12D inhibition. For more information, please visit www.verastem.com and follow us on LinkedIn.

Forward-Looking Statements Notice

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Such forward-looking statements address various matters about, among other things, Verastem Oncology’s programs and product candidates, strategy, future plans and prospects, including statements related to the potential for and timing of commercialization of product candidates, the conduct of the Phase 1/2a study for VS-7375/GFH375, the expected outcome and benefits of the Company’s collaboration with GenFleet Therapeutics (Shanghai), Inc., the timing of commencing and completing trials and compiling data, the expected timing of the presentation of data by the Company and the potential clinical value of various of the Company’s clinical trials. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Applicable risks and uncertainties include, among others: the uncertainties inherent in research and development, such as the possibility of negative or unexpected results of clinical trials; that we may not see a return on investment on the payments we have and may continue to make pursuant to the collaboration and option agreement with GenFleet, or that GenFleet may fail to fully perform under the agreement; that we may not be successful in our launch or commercialization of AVMAPKI FAKZYNJA CO-PACK; that the development and commercialization of our product candidates may take longer or cost more than planned, including as a result of conducting additional studies or our decisions regarding execution of such commercialization; that data may not be available when expected; risks associated with preliminary and interim data, which may not be representative of more mature data; risks associated with the recent changes in  administration policy or actions that may create regulatory uncertainty that may adversely affect our business; risks associated with the current administration’s reductions to the FDA’s workforce and any subsequent reductions that may lead to disruptions and delays in the FDA’s review and oversight of our product candidates and impact the FDA’s ability to provide timely feedback on our development programs; that our product candidates may not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients; and the risks identified under the heading "Risk Factors" as detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (SEC) on March 20, 2025, as well as the other information we file with the SEC, are possibly realized. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.  You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of these statements.  Our business is subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

For Investor and Media Inquiries:

Julissa Viana

Vice President, Corporate Communications,

Investor Relations & Patient Advocacy

investors@verastem.com or

media@verastem.com

Verastem Oncology

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$11,242	$—	$13,379	$—
Sale of COPIKTRA license and related assets	—	—	—	10,000
Total revenue	11,242	—	13,379	10,000
Operating expenses:
Cost of sales - product	1,670	—	1,988	—
Cost of sales - intangible amortization	290	—	418	—
Research and development	28,989	24,754	82,925	60,523
Selling, general and administrative	21,008	12,276	56,702	32,843
Total operating expenses	51,957	37,030	142,033	93,366
Loss from operations	(40,715)	(37,030)	(128,654)	(83,366)
Other expense	(37)	(77)	(186)	(131)
Interest income	1,182	831	2,964	3,181
Interest expense	(319)	(1,148)	(723)	(3,416)
Loss on debt extinguishment	—	—	(1,826)	—
Change in fair value of preferred stock tranche liability	—	—	—	4,189
Change in fair value of warrant liability	(55,881)	13,457	(37,977)	13,457
Change in fair value of Notes	(2,748)	—	(10,153)	—
Net loss	$(98,518)	$(23,967)	$(176,555)	$(66,086)
Net loss per share—basic and diluted	$(1.35)	$(0.60)	$(2.73)	$(2.11)
Weighted average common shares outstanding used in computing net loss per share—basic and diluted	73,157	40,258	64,561	31,350

Verastem Oncology

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2025	December 31, 2024
Cash & cash equivalents	$137,706	$88,818
Accounts receivable, net	6,716	—
Inventory	1,794	—
Grant receivable	200	200
Prepaid expenses and other current assets	7,640	5,943
Property and equipment, net	20	32
Right-of-use asset, net	730	1,405
Intangible assets, net	16,705	—
Other assets	5,341	5,140
Total assets	$176,852	$101,538

Current Liabilities	$59,712	$30,973
Long term debt	78,124	40,724
Vendor financing arrangement, long-term	6,250	—
Lease liability, long-term	—	535
Accrued expenses, long-term	—	—
Warrant liability	48,292	58,199
Stockholders’ (deficit)	(15,526)	(28,893)
Total liabilities, and stockholders’ (deficit)	$176,852	$101,538

Verastem, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net loss reconciliation
Net loss (GAAP basis)	$(98,518)	$(23,967)	$(176,555)	$(66,086)
Adjust:
Stock-based compensation expense	2,178	1,935	7,379	5,323
Non-cash interest, net	—	201	(62)	(212)
Change in fair value of preferred stock tranche liability	—	—	—	(4,189)
Change in fair value of warrant liability	55,881	(13,457)	37,977	(13,457)
Non-cash change in fair value of Notes	1,105	—	5,670	—
Loss on debt extinguishment	—	—	1,826	—
Severance and Other	—	10	—	619
Adjusted net loss (non-GAAP basis)	$(39,354)	$(35,278)	$(123,765)	$(78,002)

Reconciliation of net loss per share
Net loss per share – diluted (GAAP basis)	$(1.35)	$(0.60)	$(2.73)	$(2.11)
Adjust per basic share
Stock-based compensation expense	0.03	0.05	0.11	0.17
Non-cash interest, net	—	—	—	(0.01)
Change in fair value of preferred stock tranche liability	—	—	—	(0.13)
Change in fair value of warrant liability	0.76	(0.33)	0.59	(0.43)
Non-cash change in fair value of Notes	0.02	—	0.08	—
Loss on debt extinguishment	—	—	0.03	—
Severance and Other	—	—	—	0.02
Adjusted net loss per share – diluted (non-GAAP basis)	$(0.54)	$(0.88)	$(1.92)	$(2.49)
Weighted average common shares outstanding used in computing net loss per share—diluted	73,157	40,258	64,561	31,350